UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) March 28,
1997

MERIDIAN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

33-75594 (Commision File Number)

Indiana     (State or other jurisdiction of incorporation or organization)

35-1894846  (I.R.S. Employer Identification No.)

8250 Haverstick Road, Suite 110
Indianapolis, Indiana
46240-2401
(Address of principal executive offices)

46240-2401
(Zip Code)

(317) 722-2000
(Registrant's telephone number)








MERIDIAN FINANCIAL CORPORATION
Indianapolis, Indiana

Current Report on Form 8-K


Item 1.  Changes in Control of Registrant

On March 28, 1997, Meridian Financial Corporation (the "Company") entered into a Securities Purchase Agreement (the "Purchase Agreement") with Inroads Capital Partners, L.P. ("Inroads"), Mesirow Capital Partners VII, an Illinois Limited Partnership ("Mesirow"), Edgewater Private Equity Fund II, L.P. (the latter three parties being the "Purchasers"), Michael F. McCoy ("McCoy") and William L. Wildman ("Wildman") pursuant to which the Purchasers have purchased from the Company a total of 3,000 shares of the Company's Series C Convertible Preferred Stock (the "Preferred Shares") and $500,000 aggregate principal amount of 10% Subordinated Notes due March 31, 2002 (The "Notes"). The aggregate purchase price for the Preferred Shares was $3,000,000 and the aggregate purchase price for the Notes was $500,000. Subject to certain conditions, the Purchasers are obligated under the Purchase Agreement to purchase an additional $3,000,000 aggregate principal amount of Notes.

The Preferred Shares are convertible into Common Shares of the Company at any time. The conversion ratio initially is one-for-one, but is subject to adjustment under certain circumstances. In general, the Preferred Shares have full voting rights (voting together with the Common Shares) on all actions submitted to a vote of the Company's shareholders. Each Preferred Share initially entitles the holder thereof to one vote on each matter submitted, but the number of votes is subject to adjustment on the same basis as the conversion ratio.

The Company's outstanding capital stock consists of 1,000 Common Shares (with full voting rights), 525 of which are owned by McCoy, 1,000 shares of Series A Preferred Stock (without voting rights), and the Preferred Shares. A portion of the proceeds of the sale of the Preferred Shares was used to redeem all of the Company's outstanding Series B Preferred Stock and warrants to purchase Common Shares (which were owned by the holders of the Series B Preferred Stock). The holders of the Series B Preferred Stock had limited voting rights, including the right to elect one director.

As a result of the issuance of the preferred Shares and the redemption of the Series B preferred Stock, the Purchasers collectively are entitled to exercise 75% of the voting power of the Company under ordinary circumstances. Prior to the issuance of the Preferred Shares, McCoy was entitled to exercise a majority of the voting power of the Company under ordinary circumstances.

In connection with the issuance of the Preferred Shares, the Company also entered into a Voting Agreement with the Purchasers, McCoy and Wildman under which the parties agreed to cooperate to cause the Company's Board of Directors to consist of five members, one of whom would be designated by Inroads, one of whom would be designated by Mesirow, one of whom would be designated by the holders of two-thirds of the voting power of the Company exercisable by the Purchasers, and two of whom would be designated by McCoy. The rights of the parties to designate directors terminate under certain circumstances.

The Company and the Purchasers also entered into a Registration Rights Agreement entitling the Purchasers, under certain circumstances, to demand or otherwise participate in a public offering of the Company's equity securities.

Also in connection with the issuance of the Preferred, Shares, the Company, the Purchasers and McCoy entered into an Executive Share Agreement pursuant to which the Purchasers are obligated, subject to certain conditions, to transfer, for no consideration other than the fulfillment of such conditions, to McCoy and/or such other officers, directors, employees or consultants of the Company as he designates, up to 8% of the Preferred Shares purchased by each Purchaser.

Item 7.  Financial Statements and Exhibits

[C] Exhibits. The following exhibits are filed as part of this report:

Exhibit
Number                      Description

2          Securities Purchase Agreement, dated as of March
           28, 1997

4(a)       Terms of the Company's Series C Convertible
           Preferred Stock

4(b)       Form of 10% Subordinated Promissory Note Due
           March 31, 2002

99(a)      Voting Agreement, dated as of March 28, 1997

99(b)      Registration Rights Agreement, dated as of
           March 28, 1997

99(c)      Executive Share Agreement, dated as of
           March 28, 1997



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


MERIDIAN FINANCIAL CORPORATION



Date  April  14, 1997

By: /s/ Gerald W. Gerichs

(Gerald W. Gerichs, Vice President,

Secretary and Treasurer)